Exhibit 99.1

Onconetix, Inc. Announces 1-for-10 Reverse Stock Split

CINCINNATI, Ohio, May 19, 2026 (GLOBE NEWSWIRE) — Onconetix, Inc. (NASDAQ: ONCO) (“Onconetix” or the “Company”), a commercial-stage biotechnology company focused on the research, development, and commercialization of innovative solutions for oncology, today announced that its Board of Directors (the “Board of Directors” or “Board”) has approved a 1-for-10 reverse stock split of its outstanding shares of common stock, to be effective as of 12:01 a.m. Eastern Time on May 21, 2026.

On April 30, 2026, Onconetix held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved a proposal to effect one or more reverse splits, at a ratio in the range of 1-for-2 to 1-for-10, at any time prior to the one-year anniversary date of the Special Meeting, with such ratio to be determined by the Board without further approval or authorization of the stockholders, provided that the Company shall not effect reverse stock splits that, in the aggregate, exceed 1-for-100. Since the receipt of such stockholder approval, the Company’s Board of Directors has determined to fix a split ratio of 1-for-10 shares. The Company’s common stock will begin trading on a reverse stock split-adjusted basis at the opening of the market on May 21, 2026. Following the reverse stock split, the Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “ONCO” under the new CUSIP number 68237Q 401. The reverse stock split is intended to enable the Company to maintain compliance with the minimum bid price requirement of $1.00 per share of common stock for continued listing on The Nasdaq Capital Market.

At the effective time of the reverse split, every 10 issued and outstanding shares of the Company’s common stock will be converted automatically into one share of the Company’s common stock without any change in the par value per share. No fractional shares will be issued in connection with the reverse stock split, and fractional shares resulting from the reverse stock split will be canceled with the holders thereof receiving cash compensation. The amount of compensation will be determined by multiplying the fractional share by the closing price per share of the Company’s common stock on The Nasdaq Capital Market at the close of business on the trading day prior to the effective date of the reserve stock split, or May 21, 2026. The reverse split will have no effect on the number of authorized shares of the Company’s common stock, and the ownership percentage of each stockholder will remain unchanged other than as a result of fractional shares. The reverse stock split will additionally apply to the Company’s common stock issuable upon exercise or conversion of the Company’s equity awards, convertible preferred stock and warrants, as well as the applicable exercise price.

The reverse stock split will reduce the number of outstanding shares of the Company’s common stock from approximately 11.4 million to approximately 1.14 million.

About Onconetix, Inc.

Onconetix (Nasdaq: ONCO) is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions. Onconetix owns Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the IVDR, which it anticipates will be marketed in the U.S. as a lab developed test (“LDT”) through its license agreement with Labcorp. For more information, visit www.onconetix.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, statements regarding the timing and effectiveness of the anticipated reverse split and compliance with applicable Nasdaq continued listing requirements) are based on Onconetix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market and other conditions; and our ability to comply with the continued listing requirements of, and remain trading on, the Nasdaq Stock Market, LLC. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of biotechnology products. Onconetix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K, filed with the SEC on March 13, 2026 and periodic reports filed with the SEC on or after the date thereof. All of Onconetix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

For more information:

Onconetix, Inc.
201 E. Fifth Street, Suite 1900
Cincinnati, OH 45202
Phone: (513) 620-4101

Investor Contact Information:

Onconetix Investor Relations
Email: investors@onconetix.com